Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement, on Form SB-2/A Amendment No. 1 (Registration No. 333-117907), of our report dated March 31, 2004, except for Note 1A and 1B, which is as of June 30, 2004, on the consolidated balance sheet of IMCOR Pharmaceutical Co. (formerly Photogen Technologies, Inc.) as of December 31, 2003, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2003, and for the period from November 3, 1996 (inception) to December 31, 2003. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

/s/ Moss Adams LLP
Moss Adams LLP
Los Angeles, California
January 3, 2005